FEDNAT HOLDING COMPANY REPORTS
FIRST QUARTER 2020 RESULTS

Sunrise, Florida, May 5, 2020 - FedNat Holding Company (the “Company”) (Nasdaq: FNHC) today reported results for the three months ended March 31, 2020.

Q1 2020 highlights (as measured against the same three-month period last year, except where noted):

•Net income of $2.1 million or $0.15 per diluted share as compared to net loss of $3.9 million or $0.30 per diluted share.
•Adjusted operating income of $4.3 million or $0.30 per diluted share as compared to adjusted operating loss of $2.4 million or $0.19 per diluted share.
•$8.7 million of claims, net of recoveries, pre-tax, from several wind, thunderstorms and hail related weather events, impacting Florida, Texas and Louisiana.
•30.8% increase in gross written premiums to $173.0 million, including $17.6 million from Maison.
•Net premiums earned increased 19.3% or $17.1 million, to $105.9 million, including $14.3 million from Maison.
•Combined ratio of 105.3%, down 8.9 points, including 8.2 points of net catastrophe losses in the period.
•Quarter-end Florida homeowners in-force policies decreased 1.6% to approximately 240,000, reflecting execution of our strategy to limit our exposure in this market.
•169% increase in non-Florida homeowners in-force policies to approximately 140,000, in-line with our diversification strategy to grow homeowners policies outside of Florida.
•Book value per share decreased $0.10, or 0.6%, to $17.15 as compared to $17.25 as of December 31, 2019, due primarily to unrealized losses on our fixed-income portfolio of $0.29 per share and dividends declared of $0.09 per share, partially offset by repurchases of stock of $0.17 per share and net income of $0.15 per share.
•Repurchased 523,583 shares of common stock, at a discount to book value per share, at a total cost of $6.8 million during the first quarter of 2020.

Please note that the Company will hold its investor conference call at 11:00 AM (ET) Wednesday, May 6, 2020.

“Our team drove improved results in the first quarter of 2020, demonstrating resilience as we navigate these uncertain times, in which we are all operating” said Mr. Michael H. Braun, the Company’s Chief Executive Officer. “We are pleased with our non-Florida market expansion strategy, which performed well this quarter and was bolstered by the performance of Maison, our recent acquisition. We are holding our in-force premium level steady in the Florida market, while continuing to proactively take additional rate increases as we employ our rigorous underwriting practices amidst challenging market conditions. Our growth initiatives continue to focus outside of our home state until our Florida pricing more accurately reflects our increased costs of doing business, which we anticipate being later this year. We ended the first quarter with over $123 million in cash and cash equivalents and entered the second quarter with a solid, efficient capital structure. Additionally, we continued our commitment to return capital to shareholders, purchasing over $6.8 million of shares in the first quarter and an additional $3.2 million subsequent to quarter end. As we look ahead, FedNat remains focused on providing the highest quality service to our policyholders and our trusted agents. We have implemented procedures that are intended to prioritize the safety and health of our employees while also remaining focused on the needs of our insureds.”

Revenues

•Total revenue increased $14.5 million or 14.3%, to $115.7 million for the three months ended March 31, 2020, compared with $101.2 million for the three months ended March 31, 2019. The increase was driven by net premiums growth, including the effect of the acquisition of Maison, partially offset by net investment losses, all of which are discussed below.
•Gross premiums written increased $40.8 million, or 30.8%, to $173.0 million in the quarter compared with $132.2 million for the same three-month period last year. Gross premiums written increased due to organic non-Florida growth, and $17.6 million from Maison, 96% of which was non-Florida. Our organic non-Florida business continues to show exceptional growth year over year, especially in the state of Texas, which has allowed us to leverage our infrastructure and diversify insurance risk. Overall, Homeowners grew 31.1%.
•Gross premiums earned increased $37.2 million, or 26.9%, to $175.6 million for the three months ended March 31, 2020, as compared to $138.4 million for the three months ended March 31, 2019. The higher gross premiums earned was primarily driven by continued non-Florida growth, including $19.8 million from the acquisition of Maison.
•Ceded premiums increased $20.1 million, or 40.5%, to $69.7 million in the quarter, compared to $49.6 million the same three-month period last year. The increase was driven by higher gross earned premiums, including Maison, as well as an increase in our excess of loss reinsurance spend.

•Net investment income increased $0.2 million, or 4.9%, to $3.9 million during the three months ended March 31, 2020, as compared to $3.7 million during the three months ended March 31, 2019. The increase was primarily due to fixed income portfolio growth from the Maison acquisition.
•Net realized and unrealized investment gains (losses) decreased $5.1 million, to $(2.8) million for the three months ended March 31, 2020, compared to $2.3 million in the prior year period. We recognized $(3.3) million and $2.3 million in unrealized investment gains (losses) for equity securities during these respective periods. The unrealized losses for the current year was due to market volatility and declining economic conditions resulting from COVID-19.
•Direct written policy fees increased $1.1 million, or 45.0%, to $3.5 million for the three months ended March 31, 2020, as compared to $2.4 million during the three months ended March 31, 2019. The increase is primarily driven by the fees associated with Maison’s premiums and, to a lesser extent, organic non-Florida growth.
•Other income increased $1.3 million, or 31.0%, to $5.3 million in the quarter, compared with $4.0 million in the same three-month period last year. The increase in other income was primarily driven by higher brokerage revenue. The brokerage revenue increase is the result of higher excess of loss reinsurance spend from the reinsurance programs in place during the first quarter of 2020 as compared to the first quarter of 2019.

Expenses

•Losses and loss adjustment expenses (“LAE”) increased $2.1 million, or 3.1%, to $68.9 million for the three months ended March 31, 2020, compared with $66.8 million for the same three-month period last year. The net loss ratio decreased 10.2 percentage points, to 65.1% in the current quarter, as compared to 75.3% in the first quarter of 2019. The lower loss ratio was primarily the result of lower weather-related net losses when comparing the periods, as 2020 included $10.4 million, net of reinsurance (of which, $3.5 million non-Florida losses were subject to a 50% profit-sharing agreement) and 2019 included $19.0 million from the Brevard hail storm. Additionally, higher gross premiums earned volume drove approximately $10.0 million of higher losses as compared to 2019.
•The net expense ratio increased 1.3 percentage points to 40.2% in the first quarter of 2020, as compared to 38.9% in the first quarter of 2019. Commissions and other underwriting expenses increased $8.2 million, or 28.8%, to $36.4 million for the three months ended March 31, 2020, compared with $28.2 million for the three months ended March 31, 2019. The increase was driven by higher non-Florida acquisition related costs as a result of premium growth.
•Interest expense decreased $3.2 million to $1.9 million for the three months ended March 31, 2020, compared with $5.1 million in the prior year period, which included $3.6 million of prepayment fees, including the write-off of remaining debt issuance costs. This decline was partially offset by the fact that our March 2019 debt offering was only outstanding for a portion of 1Q19.

Stock Repurchase Program

•During the first quarter of 2020, the Company repurchased 523,583 shares of common stock for $6.8 million at an average price per share of $12.89. As of May 1, 2020, the Company has repurchased 276,652 shares of common stock for $3.2 million at an average price per share of $11.75 in the second quarter of 2020.

Subsequent Events

•In the month of April 2020, five catastrophe events were cataloged by Property Claim Services in the states in which the Company writes property business. These events consisted of hail and wind related storms in the states of Texas, Louisiana, Florida and other states. As of the date of this release, we have 1,417 reported claims and $15.2 million gross incurred losses across all of our states that we do business in and across all three insurance carriers for these five severe weather events. Additionally, $6.3 million of the total $15.2 million gross incurred losses are from FedNat Insurance Company’s non-Florida business, which will be subject to a 50% profit-sharing arrangement with the non-affiliated managing general underwriter that writes this business. Due to the recency of these events, the Company has not yet produced an estimate on the full financial impact of these severe weather events. An elevated level of severe weather events is not uncommon in the southeast United States during the second quarter. Consistent with our past practice, we anticipate providing our estimated ultimate catastrophe losses after June 30, 2020.
•Refer to the March 31, 2020 Form 10-Q for further information on these events.

Non-GAAP Performance Measures

Non United States generally accepted accounting principles ("GAAP") measures do not replace the most directly comparable GAAP measures and we have included detailed reconciliations thereof on page 10.

We exclude the after-tax (using our statutory income tax rate) effects of the following items from GAAP net income (loss) to arrive at adjusted operating income (loss):

•Net realized and unrealized gains (losses), including, but not limited to, gains (losses) associated with investments and early extinguishment of debt;
•Acquisition, integration and other costs and the amortization of specifically identifiable intangibles (other than value of business acquired);
•Impairment of intangibles;
•Income (loss) from initial adoption of new regulations and accounting guidance; and
•Income (loss) from discontinued operations.

We also exclude the pre-tax effect of the first bullet above from GAAP revenues to arrive at adjusted operating revenues.

Management believes these non-GAAP performance measures allow for a better understanding of the underlying trend in our business, as the excluded items are not necessarily indicative of our operating fundamentals or performance.

Similarly, we exclude accumulated other comprehensive income (loss) ("AOCI") from book value per share to arrive at book value per share, excluding AOCI.

Conference Call Information

The Company will hold an investor conference call at 11:00 AM (ET) Wednesday, May 6, 2020. The Company’s CEO, Michael Braun and its CFO, Ronald Jordan will discuss the financial results and review the outlook for the Company. Messrs. Braun and Jordan invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may access the conference call as follows:

Toll-Free Dial-in: (877) 303-6913

Conference ID: 3582987

A live webcast of the call will be available online via the “Conference Calls” section of the Company’s website at FedNat.com or interested parties can click on the following link:

http://www.fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company’s website.

About the Company

The Company is an insurance holding company that controls substantially all aspects of the insurance underwriting, distribution and claims processes through our subsidiaries and contractual relationships with independent agents and general agents. The Company, through our wholly owned subsidiaries, are authorized to underwrite, and/or place homeowners multi-peril, federal flood and other lines of insurance in Florida and other states. We market, distribute and service our own and third-party insurers’ products and other services through a network of independent and general agents.

The Company presents users with data related to different aspects of our business to afford users greater transparency into our results. Homeowners Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Florida. Homeowners non-Florida consists of data related to our homeowners and fire property and casualty insurance business, which currently operates in Alabama, Louisiana, South Carolina, Texas and Mississippi. Non-core consists of financial information related to nonstandard personal automobile insurance business which operated in Florida, Georgia, Texas and Alabama and our commercial general liability insurance business.

Forward-Looking Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “envision,” “estimate,” “expect,” “guidance,” “indicate,” “intend,” “may,” “might,” “plan,” “possibly,” “potential,” “predict,” “probably,” “pro-forma,” “project,” “seek,” “should,” “target,” or “will” or the negative or other variations thereof, and similar words or phrases or comparable terminology, are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:
•Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
•Descriptions of plans or objectives of management for future operations, insurance products or services;
•Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
•Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company’s business; the adequacy of its reserves for losses and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our compliance with minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends, including as a result of insureds’ assignment of benefits; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, or to underwrite in additional jurisdictions, and the timing thereof; the impact that the results of our subsidiaries’ operations may have on our results of operations; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company’s investment portfolio; insurance agents; ratings by industry services; the reliability and security of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Contacts

Michael H. Braun, CEO (954) 308-1322,
Ronald Jordan, CFO (954) 308-1363,
Bernard Kilkelly, Investor Relations (954) 308-1409,
or investorrelations@fednat.com

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

	As of or For the
	Three Months Ended
	2020	2019	% Change
Net Income (Loss) Attributable to Common Shareholders
Net income (loss)	$2,133	$(3,865)	(155.2)%
Adjusted operating income (loss)	4,320	(2,394)	(280.5)%

Per Common Share
Net income (loss) - diluted	$0.15	$(0.30)	(149.3)%
Adjusted operating income (loss) - diluted	0.30	(0.19)	(261.3)%
Dividends declared	0.09	0.08	NCM
Book value	17.15	16.98	1.0%
Book value, excluding AOCI	16.70	16.73	(0.2)%

Return to Shareholders
Repurchases of common stock	$6,750	$—	NCM
Dividends declared	1,302	1,041	NCM
	$8,052	$1,041	NCM

Revenue
Total revenues	$115,699	$101,197	14.3%
Adjusted operating revenues	118,524	98,896	19.8%
Gross premiums written	172,962	132,233	30.8%
Gross premiums earned	175,574	138,367	26.9%
Net premiums earned	105,910	88,784	19.3%

Ratios to Net Premiums Earned
Net loss ratio	65.1%	75.3%
Net expense ratio	40.2%	38.9%
Combined ratio	105.3%	114.2%

In-Force Homeowners Policies
Florida	240,000	244,000	(1.6)%
Non-Florida	140,000	52,000	169.2%
	380,000	296,000	28.4%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Statement of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Revenues:
Net premiums earned	$105,910	$88,784
Net investment income	3,892	3,710
Net realized and unrealized investment gains (losses)	(2,825)	2,301
Direct written policy fees	3,466	2,391
Other income	5,256	4,011
Total revenues	115,699	101,197

Costs and expenses:
Losses and loss adjustment expenses	68,930	66,839
Commissions and other underwriting expenses	36,355	28,234
General and administrative expenses	6,245	6,311
Interest expense	1,915	5,051
Total costs and expenses	113,445	106,435

Income (loss) before income taxes	2,254	(5,238)
Income tax expense (benefit)	121	(1,373)
Net income (loss)	2,133	(3,865)
Net income (loss) attributable to non-controlling interest	—	—
Net income (loss) attributable to FedNat Holding Company shareholders	$2,133	$(3,865)

Net Income (Loss) Per Common Share
Basic	$0.15	$(0.30)
Diluted	$0.15	$(0.30)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	14,249	12,795
Diluted	14,312	12,795

Dividends Declared Per Common Share	$0.09	$0.08

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
	(In thousands)
Gross premiums written:
Homeowners Florida	$111,547	$103,963
Homeowners non-Florida	57,942	25,320
Federal flood	3,660	3,004
Non-core	(187)	(54)
Total gross premiums written	$172,962	$132,233

	Three Months Ended
	March 31,
	2020	2019
	(In thousands)
Gross premiums earned:
Homeowners Florida	$116,100	$112,672
Homeowners non-Florida	55,525	21,170
Federal flood	4,136	3,467
Non-core	(187)	1,058
Total gross premiums earned	$175,574	$138,367

	Three Months Ended
	March 31,
	2020	2019
	(In thousands)
Net premiums earned:
Homeowners Florida	$68,054	$70,488
Homeowners non-Florida	38,043	17,323
Non-core	(187)	973
Total net premiums earned	$105,910	$88,784

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Selected Operating Metrics (continued)
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
	(In thousands)
Commissions and other underwriting expenses:
Homeowners Florida	$13,827	$13,222
All others	11,618	5,267
Ceding commissions	(2,899)	(2,784)
Total commissions	22,546	15,705

Fees	1,114	679
Salaries and wages	3,598	3,322
Other underwriting expenses	9,097	8,528
Total commissions and other underwriting expenses	$36,355	$28,234

	Three Months Ended
	March 31,
	2020	2019

Net loss ratio	65.1%	75.3%
Net expense ratio	40.2%	38.9%
Combined ratio	105.3%	114.2%
Gross loss ratio	113.1%	211.4%
Gross expense ratio	25.9%	27.0%

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2020	2019
ASSETS	(In thousands)
Investments:
Debt securities, available-for-sale, at fair value	$542,835	$526,265
Debt securities, held-to-maturity, at amortized cost	4,271	4,337
Equity securities, at fair value	17,324	20,039
Total investments	564,430	550,641
Cash and cash equivalents	123,190	133,361
Prepaid reinsurance premiums	89,465	145,659
Premiums receivable, net of allowance	38,337	41,422
Reinsurance recoverable, net	261,150	209,615
Deferred acquisition costs and value of business acquired, net	57,715	56,136
Current and deferred income taxes, net	2,358	2,552
Goodwill	10,997	10,997
Other assets	29,456	28,633
Total assets	$1,177,098	$1,179,016

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Loss and loss adjustment expense reserves	$375,675	$324,362
Unearned premiums	358,258	360,870
Reinsurance payable	63,051	102,467
Long-term debt, net of deferred financing costs	98,562	98,522
Deferred revenue	6,770	6,856
Other liabilities	35,608	37,246
Total liabilities	937,924	930,323
Shareholders' Equity
Preferred stock, $0.01 par value: 1,000,000 shares authorized	—	—
Common stock, $0.01 par value: 25,000,000 shares authorized; 13,949,971 and 14,414,821 shares issued and outstanding, respectively	139	144
Additional paid-in capital	168,130	167,677
Accumulated other comprehensive income (loss)	6,253	10,281
Retained earnings	64,652	70,591
Total shareholders’ equity	239,174	248,693
Total liabilities and shareholders' equity	$1,177,098	$1,179,016

FEDNAT HOLDING COMPANY AND SUBSIDIARIES
GAAP to Non-GAAP Reconciliations
(Dollars in thousands)
(Unaudited)

	As of or For the
	Three Months Ended
	2020	2019
Revenue
Total revenues	$115,699	$101,197
Less:
Net realized and unrealized investment gains (losses)	(2,825)	2,301
Adjusted operating revenues	$118,524	$98,896

Net Income (Loss)
Net income (loss)	$2,133	$(3,865)
Less:
Net realized and unrealized investment gains (losses)	(2,132)	1,718
Acquisition and other costs	(27)	(520)
Amortization of identifiable intangibles	(28)	—
Gain (loss) on early extinguishment of debt	—	(2,669)
Adjusted operating income (loss)	$4,320	$(2,394)

Income tax rate assumed for reconciling items above	24.52%	25.35%

Per Common Share
Book value	$17.15	$16.98
Less:
AOCI	0.45	0.25
Book value, excluding AOCI	$16.70	$16.73